Exhibit 8.3

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 Avenue of the Americas

New York, NY 10019-6064

+1 212 373 3000

June 17, 2026

Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, NY 10019

Ladies and Gentlemen:

We have acted as tax counsel to Global Net Lease, Inc., a Maryland corporation (“Parent”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 3, 2026 by and among Parent, Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and subsidiary of Parent (“Parent OpCo”), GNL Motion Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Company Merger Sub”), GNL Motion OpCo Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent OpCo (“OpCo Merger Sub”), Modiv Industrial, Inc., a Maryland corporation (the “Company”), and Modiv Operating Partnership, LP, a Delaware limited partnership (the “Partnership”) pursuant to which, (a) the Company will merge with and into Company Merger Sub, with Company Merger Sub being the surviving entity (the “Company Merger”), and (b) contemporaneously therewith, or immediately following, the Company Merger, OpCo Merger Sub will merge with and into the Partnership, with the Partnership being the surviving entity (the “OpCo Merger” and together with the Company Merger, the “Mergers”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. We are rendering this opinion pursuant to Section 6.2(d) of the Merger Agreement.

2

In connection with this opinion, we have examined and, with your consent and without independent investigation, are relying on the Merger Agreement, the Registration Statement on Form S-4, which includes the Joint Proxy Statements/Prospectus, (File No. 333-296382) filed on June 17, 2026 with the Securities and Exchange Commission (the “Registration Statement”), the representation letter delivered to us for purposes of this opinion on June 17, 2026 by an officer of Parent on behalf of Parent (the “Parent Tax Representation Letter”) and the representation letter delivered to us for purposes of this opinion on June 17, 2026 by an officer of the Company on behalf of the Company (the “Company Tax Representation Letter” and, with the Parent Tax Representation Letter, the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed, with your consent and without independent investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. For purposes of this opinion, we have assumed, with your consent and without independent investigation, (i) that the Company Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement, (ii) the statements concerning the Company Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Company Merger Effective Time, (iii) that the representations set forth in the Merger Agreement and those contained in the Representation Letters are and will be accurate and complete and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of Parent, the Company or Company Merger Sub, or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Company Merger Effective Time, in each case without such qualification. We have also assumed, with your consent and without independent investigation, that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by Parent, the Company, or Company Merger Sub referred to above, which we have assumed, with your consent and without independent investigation, will be true as of the Company Merger Effective Time.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, published positions of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts of the Company Merger. It should also be noted that such laws, the Code, the Treasury Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. Accordingly, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

3

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared for Parent in connection with Section 6.2(d) of the Merger Agreement and may not be relied upon by any other party or for any other purpose without our prior written consent.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Consequences” and “Legal Matters” contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP